EXHIBIT 5.1

June 18, 2010

Cinedigm Digital Cinema Corp.
55 Madison Avenue, Suite 300
Morristown, NJ 07960

Ladies and Gentlemen:

We are acting as special counsel to Cinedigm Digital Cinema Corp., a Delaware corporation (the “Company”), in connection with the registration of the resale of (a) 16,700,000 shares (the “Warrant Shares”) of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), which includes (i) 16,000,000 shares of Common Stock issuable to Sageview Capital Master, L.P. upon the exercise of warrants and (ii) 700,000 shares of Common Stock issuable to OCI - Cinedigm, LLC upon the exercise of warrants, and (b) 1,248,633 shares of Common Stock, which includes (i) 700,000 shares of Common Stock issued to Richard Ullman upon the exercise of warrants (the "Ullman Shares"), (ii) 348,633 shares of Common Stock issued to Imperial Capital, LLC (the “Imperial Shares”) and (iii) 200,000 shares of Common Stock to designees of Aquifer Capital Group, LLC (the “Aquifer Shares,” and together with the Ullman Shares, the Imperial Shares and the Warrant Shares, the “Shares”) and (c) 16,000,000 warrants to purchase Common Stock held by Sageview Capital Master, L.P. (the “Warrants”).  The Company is filing concurrently herewith Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-166061 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the resale of the Shares and the Warrants.

In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of: (i) the Registration Statement, together with exhibits and schedules thereto, in the form filed with the Commission; (ii) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, (iii) the Company’s By-Laws; and (iv) records of corporate proceedings of the Company, as made available to us by officers of the Company; and have reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf

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of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements as to factual matters of officers and other representatives of the Company. We have been advised by the Company that all of the Shares and Warrants are fully paid; we have relied upon such advice and have made no independent investigation thereof.  Our opinion expressed below is subject to the qualification that we express no opinion as to any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within any state.

We express no opinion with respect to the enforceability of any agreement, contract or document or any provision thereof: (i) to the extent that such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or conveyance or similar state or federal laws, judicially developed doctrines affecting the rights and remedies of creditors generally or general principles of equity (including commercial reasonableness, good faith and fair dealing and the requirement that the right, remedy or penalty sought be proportionate to the breach, default or injury), regardless of whether enforceability is sought in a proceeding at law or in equity; (ii) providing for specific performance, injunctive relief or other equitable remedies (including any provision that limits the availability of such equitable remedies), regardless of whether such enforceability is sought in a proceeding in equity or at law; (iii) providing for indemnification and contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws; (iv) requiring any waiver of stay or extension laws, diligent performance or other acts that may be unenforceable under principles of public policy; (v) to the extent that such enforceability may be subject to, or affected by, compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies or fiduciary duties relating to actions or omissions of directors in the context of an imminent change-of-control or imminent potential change-of-control; or (vi) providing for a choice of law, jurisdiction or venue (and we have assumed that such provisions will be enforced).

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that:

1.  The Warrant Shares are duly authorized and, when issued in accordance with the terms of the relevant warrants, will be validly issued, fully paid and non-assessable.

2.  The Ullman Shares, the Imperial Shares and the Aquifer Shares are duly authorized, validly issued, fully paid and non-assessable.

3.  All corporate action on the part of the Company and its stockholders necessary for the authorization, execution and delivery of, and performance of all obligations of the

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Company under, the Warrants has been duly taken.  The Warrants are valid and binding instruments of the Company, enforceable in accordance with their terms.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption “Legal Matters”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kelley Drye & Warren LLP